UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2024

Intra-Cellular Therapies, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36274

Delaware	36-4742850
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

430 East 29th Street
New York, NY 10016
(Address of principal executive offices, including zip code)

(646) 440-9333

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ITCI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Michael I. Halstead as President

On March 19, 2024, Intra-Cellular Therapies, Inc. (the “Company”) announced that the Company promoted Michael I. Halstead, the Company’s Executive Vice President, General Counsel and Secretary, to the role of President, effective immediately.

Michael I. Halstead, 50, has served as Executive Vice President of the Company since January 2019, General Counsel of the Company since July 2014 and Secretary of the Company since September 2014. He also served as Senior Vice President of the Company from July 2014 to December 2018. From July 2005 until December 2013, Mr. Halstead served in a number of leadership positions at Warner Chilcott plc. Most recently he was Senior Vice President, Corporate Development at Warner Chilcott where he directed the company’s corporate development, legal and human resources functions. Prior to that, Mr. Halstead was an attorney at the firm of Davis Polk & Wardwell. Mr. Halstead received his bachelor’s degree from Boston University and his Juris Doctor degree from Villanova University School of Law.

In connection with Mr. Halstead’s promotion, his annual base salary was increased to $636,540, with a target bonus of 50% of his annual base salary. Mr. Halstead also received, pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan, an annual equity grant of 36,717 time-based restricted stock units (“RSUs”) and 12,240 performance-based restricted stock units (the “PRSUs”), each representing the right to receive one share of the Company’s common stock upon vesting. The time-based RSUs will vest in three equal annual installments beginning on March 1, 2025 and the PRSUs will vest based on the achievement of certain stock performance and operating milestones. A description of Mr. Halstead’s employment agreement and his employee proprietary information, inventions, and non-competition agreement is included under “Executive Officer and Director Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Executive Officer and Director Compensation – Potential Payments upon Termination or Change-in-Control” in the Company’s definitive proxy statement for the 2023 annual meeting of stockholders filed with the Securities and Exchange Commission on April 28, 2023, which description is incorporated herein by reference.

There are no other arrangements or understandings between Mr. Halstead and any other person pursuant to which Mr. Halstead was appointed to the position of President of the Company and Mr. Halstead is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K. There is no family relationship between Mr. Halstead and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

Retirement of Lawrence J. Hineline as Chief Financial Officer

On March 14, 2024, Lawrence J. Hineline notified the Company that he intends to retire as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary of the Company following the appointment of his successor as Chief Financial Officer. Mr. Hineline’s departure is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices (financial reporting, accounting or otherwise).

Mr. Hineline has served the Company (and its predecessor company, ITI, Inc.) for over 20 years. The Company would like to sincerely thank Mr. Hineline for his contributions to the Company throughout his employment, and for playing an important role in the Company’s evolution from a private to public company, and from a development stage to commercial stage company.

The Company has initiated an external search for a new Chief Financial Officer and Mr. Hineline has agreed to remain with the Company through the process to ensure a smooth transition.

ITEM 7.01. Regulation FD Disclosure.

On March 19, 2024, the Company issued a press release regarding Mr. Halstead’s promotion and Mr. Hineline’s intention to retire. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 and Exhibit 99.1 furnished hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release dated March 19, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRA-CELLULAR THERAPIES, INC.

By:	/s/ Lawrence J. Hineline
Lawrence J. Hineline
Senior Vice President of Finance, Chief Financial Officer, Treasurer and Assistant Secretary

Date: March 19, 2024